UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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SCHEDULE 14A INFORMATION

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Pitney Bowes Inc.
(Name of Registrant as Specified In Its Charter)

Hestia Capital Partners LP Helios I, LP Hestia Capital Partners GP, LLC Hestia Capital Management, LLC Kurtis J. Wolf Milena Alberti-Perez Todd A. Everett Katie A. May Lance E. Rosenzweig
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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Hestia Capital Partners, LP (“Hestia Capital”), together with the other participants named herein (collectively, “Hestia”), is filing a preliminary proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2023 annual meeting of stockholders of Pitney Bowes Inc., a Delaware corporation (the “Company”).

On March 6, 2023, Hestia Capital issued the following press release:

Hestia Capital Is Filing a Preliminary Proxy Statement in Connection with Pitney Bowes’ 2023 Annual Meeting of Stockholders

Believes Board’s Refresh Fails to Address the Ineffective Leadership of CEO Marc Lautenbach, who has Overseen Dramatic Balance Sheet Deterioration and -50% TSR Despite Receiving ~$67 Million in Compensation Since 2012

Concerned New Chair Robert Dutkowsky Holds Four Public Company Director Roles, Maintains Two Public Company Chairman Roles, Overlapped at IBM with Mr. Lautenbach and Served on Committees That Perpetuated Failings at Pitney Bowes

Modifies Slate to Include Five Nominees with Experience in Capital Allocation, Corporate Governance, Capital Raising, Logistics, the Postage and Shipping Sectors, and Turnarounds

Provides a Framework for Improving Cashflow by Curtailing Global Ecommerce Segment’s Excessive Cash Burn and Reducing Corporate Costs, While Pursuing Margin Enhancement and Growth Opportunities in SendTech and Presort Units

Remains Willing to Settle for Reduced Board Representation, Provided a CEO Succession Process Immediately Commences and There is a Pivot Away from the Company’s Seemingly Failed Strategy

PITTSBURGH—(BUSINESS WIRE)—Hestia Capital Management, LLC (collectively with its affiliates, “Hestia” or “we”), which is the third largest stockholder of Pitney Bowes, Inc. (NYSE: PBI) (“Pitney Bowes” or the “Company”) and has a beneficial ownership position of 8.4% of the Company’s outstanding common stock, today announced that it is filing a preliminary proxy statement with the U.S. Securities and Exchange Commission in connection with its nomination of five highly qualified and independent candidates for election to the Company’s Board of Directors (the “Board”) at the 2023 Annual Meeting of Stockholders (the “Annual Meeting”). Hestia’s nominees are Milena Alberti-Perez, Todd Everett, Katie May, Lance Rosenzweig and Kurt Wolf. The Hestia slate intends to issue a detailed strategy and operating plan in the coming weeks.

Mr. Wolf, the Founder and Chief Investment Officer of Hestia, commented:

“Although Pitney Bowes validated our case for change by announcing plans to replace three extremely long-tenured directors, we believe the Board’s marginally positive refresh fails to address the Company’s value-destructive strategy and failed leadership while perpetuating certain governance issues. The Board actually doubled down on Chief Executive Officer Marc Lautenbach despite his apparent commitment to running a capital-intensive and seemingly failed strategy that has resulted in many years of cash flow deterioration, credit downgrades and negative stockholder returns. To make matters worse, the Board has appointed Robert M. Dutkowsky as Chair despite his apparent interlocks through their past at IBM, and likely close personal ties to Mr. Lautenbach. Further, Mr. Dutkowsky currently holds four public company director roles and maintains two public company chairmanships. Mr. Dutkowsky, who failed to avert a very costly proxy fight at U.S. Foods Holding Corp. last year and resisted changing a failed strategy there, appears to have an array of other commitments with organizations in the Tampa Bay area and did not seem to distinguish himself as an advocate for stockholders when serving on important Pitney Bowes committees.1 It is also important to note that the Board’s refresh was not accompanied by commitments to address glaring issues, including Pitney Bowes’ six credit downgrades and $1.7 billion in debt maturities over the next six years, that we have raised since our private engagement began with the Company last summer.

While our proxy statement details four separate attempts to reach productive compromises with Pitney Bowes, the Board’s apparent inflexibility and unwavering commitment to Mr. Lautenbach has made meaningful compromise impossible in our view, compelling us to run five director candidates for election at the Annual Meeting. We have modified our slate to include five highly qualified, independent director candidates with the exact backgrounds and skills Pitney Bowes needs:

1.	Capital allocation and debt reduction acumen;

2.	Strategic planning and company turnaround expertise;

3.	Governance insight and prior boardroom experience;

4.	Leadership and prior c-level experience;

5.	Vast posting, shipping and technology knowledge;

6.	Recruitment, human capital management and succession planning knowhow;

7.	Broad and valuable industry relationships, and;

8.	Ownership perspectives.

Our candidates look forward to working with the incumbent directors, including new appointees Steven Brill and Darrell Thomas, to implement a viable long-term strategy that prioritizes core, cash-generating segments that have margin expansion and growth opportunities. We have actionable ideas for immediately helping Pitney Bowes’ accelerate profitability in Global Ecommerce and make targeted investments in SendTech and Presort to restore financial strength ahead of significant upcoming debt maturities. We believe any objective review of Pitney Bowes’ financial position, strategy, failed execution and overall trajectory should reveal there is still a need for urgent and meaningful change beyond just the appointment of Hestia nominee Katie May. With all of this said, we remain willing to compromise with the Board if Mr. Lautenbach departs as part of a well-run succession process and there is a commitment to finally adjust the corporate strategy.”

1 Page 9 of Sachem Head LP’s 2022 proxy statement at U.S. Foods Holding Corporation (link here).

Hestia’s director candidates look forward to working with the remaining incumbents on the Pitney Bowes’ Board. Our slate, which includes a number of experienced c-level leaders, is:

CANDIDATE	KEY QUALIFICATIONS	RATIONALE FOR NOMINATING
Milena Alberti-Perez	• CFO experience • Board and Governance experience • Audit, M&A and Capital Allocation experience • Capital Markets expertise	Ms. Alberti-Perez is an experienced executive, public company director and former Chief Financial Officer at technology and publishing companies. Prior to serving on the Board of Directors of Digimarc Corp. (NASDAQ: DMRC) where she is Audit Committee Chair, Milena was Chief Financial Officer of Getty Images Holdings, Inc. (NYSE: GETY). Previously, Milena was Chief Financial Officer of technology company MediaMath, Inc. and the Global Chief Financial Officer of Penguin Random House LLC.
Todd Everett	• CEO experience • Mailing, Shipping and Logistics experience • M&A experience • Previously offered a Pitney Bowes Board seat	Mr. Everett is the former CEO of Newgistics, which he sold to Pitney Bowes in 2017. His institutional knowledge and experience leading that business to profitable growth would make him an invaluable addition to the Board, particularly given current leadership’s inability to reverse growing losses within the unit. Since leaving Pitney Bowes, Mr. Everett has served as an Advisor and Board member at several ecommerce and logistics companies.
Katie May	• CEO experience • Board and Governance experience • Mailing, Shipping and Logistics experience	Ms. May was CEO of ecommerce SaaS company ShippingEasy.com prior to selling the business to Stamps.com. She was then a director of Stamps.com and involved in its value-maximizing sale to Thoma Bravo. Her background in leading high-growth mailing, shipping and logistics businesses can help a refreshed Board recruit new leaders, set appropriate KPIs and incentives, and oversee strategic execution that drives enhanced stockholder value.
Lance Rosenzweig	• CEO experience • Board and Governance experience • Technology and Ecommerce experience	Mr. Rosenzweig is a proven c-level leader and public company director. He has been the Chief Executive Officer of three public companies, including Support.com, which was one of the best performing stocks in any exchange under his leadership, and Startek, Inc. (NYSE: SRT), where he grew revenues to $650 million and dramatically enhanced earnings. His background in strategic planning, operations, technology and ecommerce makes him an ideal addition to the Board, especially when considering Pitney Bowes’ long term value destruction and inability to profitably grow its segments.
Kurt Wolf	• Sizable Stockholder • Board and Governance experience • Strategic Planning and Capital Allocation experience • Company Turnaround and CEO Transition experience	Mr. Wolf is the Managing Member and Chief Investment Officer of Hestia Capital, the largest active stockholder of Pitney Bowes. He has founded, or co-founded, three successful start-ups and has over five years of turnaround and strategy experience as a management consultant. He previously served on two public boards, serving as an Audit and a Comp Committee Chair. He was also on the GameStop Corp. (NYSE: GME) Strategic Planning and Capital Allocation Committee, which led the successful recapitalization of GameStop. His status as a sizable stockholder would also result in important ownership perspectives finally being considered in the boardroom.

About Hestia Capital

Hestia Capital is a long-term focused, deep value investment firm that typically makes investments in a narrow selection of companies facing company-specific, and/or industry, disruptions. Hestia seeks to leverage its General Partner's expertise in competitive strategy, operations and capital markets to identify attractive situations within this universe of disrupted companies. These companies are often misunderstood by the general investing community or suffer from mismanagement, which we reasonably expect to be corrected, and provide the 'price dislocations' which allows Hestia to identify, and invest in, highly attractive risk/reward investment opportunities.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Hestia Capital Partners, LP (“Hestia Capital”), together with the other participants named herein (collectively, “Hestia”), is filing a preliminary proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2023 annual meeting of stockholders of Pitney Bowes Inc., a Delaware corporation (the “Company”).

HESTIA STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are Hestia Capital, Helios I, LP (“Helios”), Hestia Capital Partners GP, LLC (“Hestia Partners GP”), Hestia Capital Management, LLC (“Hestia LLC”), Kurtis J. Wolf, Milena Alberti-Perez, Todd A. Everett, Katie A. May and Lance E. Rosenzweig.

As of the date hereof, the participants in the proxy solicitation beneficially own in the aggregate 14,656,771 shares of Common Stock, par value $1.00 per share, of the Company (the “Common Stock”). As of the date hereof, Hestia Capital beneficially owns 4,525,000 shares of Common Stock, including 100 shares held in record name. As of the date hereof, Helios beneficially owns 9,430,000 shares of Common Stock. Hestia Partners GP, as the general partner of each of Hestia Capital and Helios, may be deemed to beneficially own the (i) 4,525,000 shares of Common Stock beneficially owned by Hestia Capital and (ii) 9,430,000 shares of Common Stock beneficially owned by Helios. Hestia LLC, as the investment manager of each of Hestia Capital, Helios and certain separately managed accounts (the “SMAs”), may be deemed to beneficially own the (i) 4,525,000 shares of Common Stock beneficially owned by Hestia Capital, (ii) 9,430,000 shares of Common Stock beneficially owned by Helios and (iii) 678,500 shares of Common Stock held in the SMAs. Mr. Wolf, as the Managing Member of each of Hestia Partners GP and Hestia LLC, may be deemed to beneficially own the (i) 4,525,000 shares of Common Stock beneficially owned by Hestia Capital, (ii) 9,430,000 shares of Common Stock beneficially owned by Helios and (iii) 678,500 shares of Common Stock held in the SMAs. As of the date hereof, Ms. Alberti-Perez beneficially owns 500 shares of Common Stock. As of the date hereof, Mr. Everett beneficially owns 10,471 shares of Common Stock As of the date hereof, Ms. May beneficially owns 2,300 shares of Common Stock. As of the date hereof, Mr. Rosenzweig beneficially owns 10,000 shares of Common Stock.

Contacts

Saratoga Proxy Consulting LLC

John Ferguson / Joe Mills, 212-257-1311

jferguson@saratogaproxy.com / jmills@saratogaproxy.com